UNITED STATES
      SECURITIES AND EXCHANGE COMMISSION
               WASHINGTON, D.C.


                 SCHEDULE 13G


  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                (AMENDMENT NO. 1    )*

             AAMES FINANCIAL CORP
______________________________________________
                (Name of Issuer)

                 Common Stock
______________________________________________
        (Title of Class of Securities)

                  00253A101
______________________________________________
                (CUSIP NUMBER)

Check the following box if a fee is being paid
with this statement (   ).  (A fee is not
required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item
1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-
7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities and Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
       2 of 7

CUSIP NO.  00253A101 13G


1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF
       ABOVE PERSON

            George D. Bjurman & Associates
            IRS Identification No. 95-2654860
______________________________________________
2.     CHECK THE APPROPRIATE BOX IF A MEMBER
       OF A GROUP
                                               (a) ______
                                               (b) ______
______________________________________________
3.     SEC USE ONLY
______________________________________________
4.     CITIZENSHIP OR PLACE OF ORGANIZATION
       California
______________________________________________
                      5.   SOLE VOTING POWER
                                611,895

NUMBER OF SHARES      6.   SHARED VOTING POWER
BENEFICIALLY                      -0-
OWNED BY EACH REPORTING
PERSON WITH           7.   SOLE DISPOSITIVE
POWER                           611,895

                      8.   SHARED DISPOSITIVE
                           POWER
                                  -0-
______________________________________________
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY
       EACH REPORTING PERSON
       611,895
______________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
     (9) EXCLUDES CERTAIN SHARES
       N/A
______________________________________________
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT
       IN ROW 9
       3.50%
______________________________________________
12.    TYPE OF REPORTING PERSON
       IA
       3 of 7

CUSIP NO.  00253A101

1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF
       ABOVE PERSON
            George Andrew Bjurman*
            ###-##-####
______________________________________________
2.     CHECK THE APPROPRIATE BOX IF A MEMBER
       OF A GROUP
                                               (a) ______
                                               (b) __X___
______________________________________________
3.     SEC USE ONLY
______________________________________________
4.     CITIZENSHIP OR PLACE OF ORGANIZATION
       U.S.A.
_______________________________________________
                      5.   SOLE VOTING POWER
                                -0-

NUMBER OF SHARES      6.   SHARED VOTING POWER
BENEFICIALLY                   611,895*
OWNED BY EACH REPORTING
PERSON WITH           7.   SOLE DISPOSITIVE
POWER                           -0-

                      8.   SHARED DISPOSITIVE
                           POWER
                                611,895*
_______________________________________________
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY
       EACH REPORTING PERSON
       611,895*
______________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
     (9) EXCLUDES CERTAIN SHARES
       N/A
_______________________________________________
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT
       IN ROW 9
       3.50%
_______________________________________________
12.    TYPE OF REPORTING PERSON
       IN
*The filing of this statement shall not be deemed an admission by George Andrew Bjurman that he beneficially owns the securities attributed to George D. Bjurman Associates for any purpose.
       4 of 7

CUSIP NO.  00253A101 13G

1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF
       ABOVE PERSON
            Owen Thomas Barry III*
            ###-##-####
_______________________________________________
2.     CHECK THE APPROPRIATE BOX IF A MEMBER
       OF A GROUP
                                               (a) ______
                                               (b) __X___
_______________________________________________
3.     SEC USE ONLY
_______________________________________________
4.     CITIZENSHIP OR PLACE OF ORGANIZATION
       U.S.A.
________________________________________________
                      5.   SOLE VOTING POWER
                                -0-

NUMBER OF SHARES      6.   SHARED VOTING POWER
BENEFICIALLY                   611,895*
OWNED BY EACH REPORTING
PERSON WITH           7.   SOLE DISPOSITIVE
POWER                           -0-

                      8.   SHARED DISPOSITIVE
                           POWER
                                611,895*
________________________________________________
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY
       EACH REPORTING PERSON
       611,895*
_________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
     (9) EXCLUDES CERTAIN SHARES
       N/A
_________________________________________________
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT
       IN ROW 9
       3.50%
__________________________________________________
12.    TYPE OF REPORTING PERSON
       IN
*      The filing of this statement shall not
be deemed an admission by Owen Thomas Barry
III that he beneficially owns the securities attributed to George D. Bjurman Associates for any purpose.
       5 of 7

Item 1.

          (a)    Name of Issuer:
                 Aames Financial Corp
          (b)    Address of Issuer's Principal
          Executive Offices:
                 3731 Wilshire Blvd.
                 10th Floor
                 Los Angeles, CA 90010
Item 2.
          (a)    Name of Persons Filing:
                 George D. Bjurman Associates
                 ("GDBA"),George Andrew Bjurman*
                 and Owen Thomas Barry III*.

                      *These individuals may,
               as a result of their ownership
               in and positions with GDBA, be
               deemed to be indirect
               beneficial owners of the equity
               securities held by GDBA.  The
               filing of this statement shall
               not be deemed an admission by
               George Andrew Bjurman and Owen
               Thomas Barry that either person
               beneficially owns the
               securities attributed to GDBA
               for any purpose, regardless of
               whether they are acting in
               concert or acting severally.
          (b)    Address of Principal Business
                 Office or, if none, Residence:
                      The business address for
               GDBA and Messrs. Bjurman and
               Barry is 10100 Santa Monica
               Boulevard, Suite 1200, Los
               Angeles, CA 90067.
          (c)    Citizenship:
                      GDBA is a corporation
               organized under the laws of
               California.  Messrs. Bjurman
               and Barry are United States
               citizens.
          (d)    Title of Class of Securities:
                 Common Stock
          (e)    CUSIP Number:
                 00253A101
Item 3.     If this statement is filed
            pursuant to Rule 13d-1(b), or 13d-2(b),
            check whether the person filing is a:

                 GDBA is an Investment Adviser
                 registered under section 203 of the
                 Investment Advisers Act of 1940.
       6 of 7

Item 4.     Ownership.
          (a)    Amount Beneficially Owned:
                      As of October 31, 1996,
               GDBA beneficially owned 611,895
               shares.  *Messrs. Bjurman and
               Barry III may, as a result of
               their ownership in and
               positions with GDBA, be deemed
               to be indirect beneficial
               owners of the equity securities
               held by GDBA.
          (b)    Percent of Class:
                 3.50%
          (c)    Number of shares as to which
                 such person has:
                    (i)    sole power to vote
                           or to direct the vote:
                                -0-
                   (ii)    shared power to
                           vote or to
                           direct the vote:
                                611,895**
                  (iii)    sole power to
                           dispose or to direct the
                           disposition of:
                                -0-
                   (iv)    shared power to
                           dispose or to direct the
                           disposition of:
                                611,895**
                 **GDBA, as an investment adviser,
                 shares such powers only to the
                 extent that its clients may be able
                 to give instructions that would
                 supersede GDBA's otherwise full
                 discretionary authority over the
                 disposition or voting of the
                 securities in its portfolios.
Item 5.     Ownership of Five Percent or Less
            of a Class.
                 Not Applicable
Item 6.     Ownership of More than Five
            Percent on Behalf
            of Another Person.
                 Not Applicable
Item 7.     Identification and Classification
            of the Subsidiary Which Acquired the
            Security Being Reported on By the
            Parent Holding Company.
                 Not Applicable
Item 8.     Identification and Classification
            of Members of the Group.
                 Not Applicable
Item 9.     Notice of Dissolution of Group.
                 Not Applicable


       7 of 7

Item 10. Certification and Signature.

       By signing below I certify that, to the
best of my knowledge and belief, the
securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                  SIGNATURE

       After reasonable inquiry and to the
best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                      11/8/96
                      _____________
                      Date

                      /s/ George Andrew Bjurman
                      _________________________
                      Signature

                      George Andrew Bjurman
                      President & CEO,GDBA
                      _________________________
                      Name/Title

                      /s/ George Andrew Bjurman
                      __________________________
                      George Andrew Bjurman

                      /s/ Owen Thomas Barry III
                      ___________________________
                      Owen Thomas Barry III